Exhibit 99.1
April 27, 2015

National Interstate Corporation Reports 2015 First Quarter Results

•	2015 first quarter net income per share of $0.36 compared to $0.41 for 2014 first quarter

•	99.5% combined ratio; 2015 accident year combined ratio of 96.2%

•	Gross premiums written decreased 6% compared to last year

•	2015 first quarter rate increases averaged approximately 6% on renewal business

Richfield, Ohio, April 27, 2015 - National Interstate Corporation (Nasdaq: NATL) today reported 2015 first quarter net income of $7.1 million or $0.36 per share and gross premiums written of $154.5 million.

Earnings

The Company’s net income, determined in accordance with U.S. generally accepted accounting principles (GAAP), includes items that may not be indicative of ongoing operations. The following table reconciles net income to net income from operations, a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends. Net income from operations includes underwriting income and net investment income.

	Three Months Ended March 31,
	2015	2014
	(In thousands, except per share data)
Net income from operations	$6,414	$7,669
After-tax net realized gains from investments	695	1,693
After-tax impact from transaction expenses	—	(1,307)
Net income	$7,109	$8,055

Net income from operations per share, diluted	$0.33	$0.39
After-tax net realized gains from investments per share, diluted	0.03	0.09
After-tax impact from transaction expenses per share, diluted	—	(0.07)
Net income per share, diluted	$0.36	$0.41

Net income for the 2015 first quarter of $0.36 per share decreased compared to the 2014 first quarter reflecting both lower operating earnings and after-tax realized gains from investments. The 2014 first quarter net income was unfavorably impacted by transaction expenses related to a tender offer for a portion of the Company’s shares that was made and withdrawn during the 2014 first quarter.

Underwriting Results:

	Three Months Ended March 31,
	2015	2014
Losses and LAE ratio excluding prior year development (accident year)	75.6%	75.4%
Prior year loss development	3.3%	1.4%
Losses and LAE ratio (calendar year)	78.9%	76.8%
Underwriting expense ratio	20.6%	20.4%
Combined ratio (calendar year)	99.5%	97.2%

The accident year loss and loss adjustment expense (LAE) ratio of 75.6% for the 2015 first quarter was consistent with the 2014 first quarter but improved compared to the last half of 2014. Prior year loss development which added 3.3 percentage points to the 2015 first quarter loss and LAE ratio was primarily attributable to commercial auto liability coverages for accident years 2013 and 2014. This adverse development related to assigned risk business that the Company is obligated to write as part of the involuntary state insurance markets and from business that is currently in runoff, which offset modest favorable development from the Company’s ongoing businesses.

The underwriting expense ratio of approximately 20% for the first quarter of both years remains favorable and is in line with the ratios reported for the past two full years.

Dave Michelson, President and Chief Executive Officer said, “Development from our assigned risk claims over which we have no control, and our runoff business were a drag on 2015 first quarter results. However, we are pleased with the positive movement of the 2015 first quarter accident year combined ratio of 96.2%. We are maintaining our focus on appropriate risk selection and pricing. During the quarter, the rate increases on renewed business averaged approximately 6% with Alternative Risk Transfer (ART) at +5% and the remaining traditional businesses averaging an increase of approximately +9%.”

Investments:

Net investment income of $9.7 million for the 2015 first quarter grew 11%, or $1.0 million, as compared to the 2014 first quarter primarily due to an increase in average invested assets and improved performance from the mortgage-backed securities portfolio. In addition, the Company generated net realized gains from investments of $1.1 million for the 2015 first quarter compared to $2.6 million in the 2014 first quarter from sales as well as gains related to limited partnership investments which are classified as other invested assets. The fixed maturity and equity holdings had unrealized appreciation of $42.1 million or 4% of the amortized cost at March 31, 2015. The Company maintains a high quality and diversified portfolio with approximately 98% of its fixed maturity portfolio rated NAIC 1 or 2 and an effective duration of approximately 4 years. The fair value and unrealized gains of fixed maturities and equity securities were as follows:

	March 31, 2015
	Fair Value	Net Unrealized Gain
	(In thousands)
U.S. government and agencies	$134,342	$4,032
State and local government	332,342	12,363
Mortgage backed securities	203,534	8,427
Corporate obligations	203,601	7,180
Other debt obligations	128,128	817
Preferred redeemable securities	4,341	173
Total fixed maturities	$1,006,288	$32,992

Equity securities	$88,701	$9,136

Total fixed maturities and equity securities	$1,094,989	$42,128

Gross Premiums Written

Mr. Michelson said, “As previously noted, we have been focused on appropriate risk selection and pricing to improve our underwriting profitability. In the 2015 first quarter this disciplined underwriting contributed to the decrease in our top line when compared to the 2014 first quarter as renewal retentions were impacted as a result of rate actions and non-renewals of underperforming accounts. We do not expect the first quarter gross premiums written decrease to continue throughout the year, but we will continue to prioritize disciplined underwriting ahead of top line growth.”

The table below summarizes gross premiums written by business component:

	Three Months Ended March 31,
	2015		2014
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$91,193	59.0%	$97,861	59.8%
Transportation	46,519	30.1%	49,757	30.4%
Specialty Personal Lines	9,220	6.0%	9,168	5.6%
Hawaii and Alaska	4,095	2.6%	4,208	2.6%
Other	3,511	2.3%	2,573	1.6%
Gross premiums written	$154,538	100.0%	$163,567	100.0%

Gross premiums written for both Alternative Risk Transfer and Transportation, the largest components, decreased approximately 7% compared to last year while Specialty Personal Lines and Hawaii and Alaska were relatively flat.

The ART and Transportation components reflect average renewal rate increases for the quarter of approximately 5% and 9%, respectively, which were offset by a decrease in premium from accounts that did not renew. The net decrease in the Transportation component was spread among a number of products. In the ART component, several larger accounts did not renew in the 2015 first quarter, finding lower rates in the marketplace. In addition, a significant portion of the ART decrease was related to timing because several trucking accounts transitioned from a group captive with a first quarter common renewal date to another group captive with a larger retention that has a common renewal date in the fourth quarter.

Summary Comments

“Overall the 2015 first quarter results were mixed. While our top line was down, it was in large part due to our continued emphasis on pricing and risk selection and although we again saw modest unfavorable prior year claims development, it was concentrated in assigned risk and runoff business. We continue to maintain solid investment results and most importantly our accident year combined ratio continues to move in the right direction,” stated Mr. Michelson. “Without question our primary focus has been, and continues to be, on improving accident year underwriting results and we feel the 2015 first quarter is an indication that our actions are working and moving us closer to our goal of low-mid 90’s combined ratios.”

Earnings Conference Call

The Company will hold a conference call to discuss the 2015 first quarter results tomorrow, Tuesday, April 28, 2015 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.
Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, weakness of the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance, which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to obtain adequate premium rates and manage our growth strategy; performance of securities markets; our ability to attract and retain independent agents and brokers; customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; legal actions brought against us; regulatory changes or actions, including those relating to the regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; damage to our reputation; levels of natural catastrophes, terrorist events, incidents of war and other major losses; technology or network security disruptions; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

Any projections previously released by us speak only as of the date on which they were made and may vary from actual results. We assume no obligation to publicly update such projections.

About National Interstate Corporation
An Insurance Experience Built Around You
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

NATIONAL INTERSTATE CORPORATION
SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Operating Data:
Gross premiums written	$154,538	$163,567

Net premiums written	$124,097	$133,416

Premiums earned	$137,823	$133,503
Net investment income	9,656	8,702
Net realized gains on investments (*)	1,069	2,605
Other	830	760
Total revenues	149,378	145,570
Losses and loss adjustment expenses	108,781	102,580
Commissions and other underwriting expenses	22,983	22,538
Other operating and general expenses	6,243	5,460
Transaction expenses	—	2,010
Expense on amounts withheld	1,501	1,555
Interest expense	47	74
Total expenses	139,555	134,217
Income before income taxes	9,823	11,353
Provision for income taxes	2,714	3,298
Net income	$7,109	$8,055

Per Share Data:
Net income per common share, basic	$0.36	$0.41
Net income per common share, diluted	$0.36	$0.41

Weighted average of common shares outstanding, basic	19,834	19,693
Weighted average of common shares outstanding, assuming dilution	19,881	19,771

Cash dividend per common share	$0.13	$0.12

(*) Consists of the following:
Net realized gains before impairment losses	$1,084	$2,839

Total losses on securities with impairment charges	—	(45)
Non-credit portion recognized in other comprehensive income	(15)	(189)
Net impairment charges recognized in earnings	(15)	(234)
Net realized gains on investments	$1,069	$2,605

GAAP Ratios:
Losses and loss adjustment expense ratio	78.9%	76.8%
Underwriting expense ratio	20.6%	20.4%
Combined ratio	99.5%	97.2%
Return on equity (a)	7.8%	9.0%
Average shareholders’ equity	$366,066	$359,053

	At March 31,	At December 31,
	2015	2014
Balance Sheet Data (GAAP):
Cash and invested assets	$1,206,570	$1,160,343
Reinsurance recoverable	190,089	180,332
Intangible assets	7,721	7,791
Total assets	1,796,601	1,754,733
Unpaid losses and loss adjustment expenses	907,812	883,078
Long-term debt	12,000	12,000
Total shareholders’ equity	$370,043	$362,089
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities (at period end)	$348,599	$343,376
Book value per common share, basic (at period end)	$18.65	$18.29
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)	$17.57	$17.35
Common shares outstanding at period end (b)	19,838	19,793

(a) The ratio of annualized net income to average shareholders’ equity at the beginning and end of the period.
(b) Common shares outstanding at period end include all vested common shares. At March 31, 2015 and December 31, 2014 there were 70,112 and 64,320, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in calculation upon vesting.

Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@natl.com
www.natl.com